Exhibit 99.1

FOR IMMEDIATE RELEASE

FOR INFORMATION CONTACT:
Chad C. Braun (cbraun@amreit.com)
AmREIT, 713.850.1400

AMREIT Class A Common Stock Share Exchange Approved by Stockholders

HOUSTON, APRIL 19, 2013 – AmREIT, Inc., announced today that its stockholders approved two proposals at its 2013 Annual Meeting of Stockholders that will amend its charter to change the outstanding shares of Class A common stock into shares of its Class B common stock, on a one-for-one basis. Further, AmREIT announced that its board of directors has approved the change of 100% of the outstanding Class A common stock into Class B common stock.

H. Kerr Taylor, AmREIT’s CEO, commented: “I am pleased to report that with the success of our Annual Meeting of Stockholders held yesterday, we have concluded our Vision 2012 strategic plan. This plan was focused on our continued growth of one of the highest quality grocery and drugstore anchored retail portfolios in the REIT sector and providing our stockholders with liquidity through the public markets. With the consolidation of our two classes of stock, all of our shares of stock will be publicly traded on the New York Stock Exchange, providing increased liquidity to all our stockholders and growth opportunities for the Company."

The conversion of the Class A common stock into Class B common is expected to take effect at the close of business on or about April 25, 2013 and the shares will be renamed AmREIT, Inc. Common Stock. The Common Stock will be eligible for trading on the New York Stock Exchange (NYSE:AMRE) at the market open on or about April 26, 2013.

About AmREIT, Inc.

AmREIT believes it has one of the highest quality grocery and drugstore anchored retail portfolios in the REIT sector.  AmREIT's-28-year old established platform has localized acquisition, operation and redevelopment expertise in the most densely populated and affluent submarkets of five of the top markets in the US:  Houston, Dallas, San Antonio, Austin and Atlanta.  Texas is one of the best performing economies in the country and 91% of AmREIT's income is generated by its properties that are located in this market. AmREIT's core portfolio was 96.7% occupied as of December 31, 2012, and its top five tenants included Kroger, Landry's, CVS/Pharmacy, H-E-B and Publix. AmREIT has access to an acquisition pipeline through its value add joint ventures, including two leading institutional investors who partner with the company as local experts.  AmREIT's shares are traded on the NYSE under the symbol “AMRE.”  For more information, please visit www.amreit.com.

For more information, call Chad C. Braun, AmREIT, at (713) 850-1400.